Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL 2022
Strong Customer Demand for North American Production and New Program Wins
Spokane Valley, WA— August 9, 2022 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and the year ended July 2, 2022.
For the fourth quarter of fiscal year 2022, Keytronic reported total revenue of $126.2 million, compared to $132.6 million in the same period of fiscal year 2021. For the full year of fiscal 2022, total revenue was $531.8 million, up 3% from $518.7 million for fiscal year 2021. During fiscal year 2022, the Company added significant new programs and its backlog for orders reached historic highs. At the same time, constraints in the global supply chain and transportation issues continued to limit production throughout the year.
During the fourth quarter of fiscal year 2022, the results were impacted by intermittent parts supply and factory downtime. The Company’s facilities in Shanghai, China were closed for most of the fourth quarter due to a government mandated COVID shutdown. While the reopening of the Company’s China facility took longer than anticipated, operations have since resumed. Legal costs related specifically to the SEC’s review of last year’s whistleblower complaint totaled approximately $0.08 per diluted share during the quarter, though we estimate legal costs to decrease in coming periods.
For the fourth quarter of fiscal year 2022, the Company’s gross margin was 9.3% and operating margin was 1.8%, compared to a gross margin of 7.8% and an operating margin of 1.1% in the same period of fiscal year 2021. The increased margins primarily reflect an increase in sales pricing to recoup higher materials and labor costs incurred by the Company throughout the fiscal year. While the fourth quarter was a significant improvement of gross margin, margins are expected to return to historical levels in coming quarters.
For the fourth quarter of fiscal year 2022, net income was $1.0 million or $0.09 per share, up from $0.2 million or $0.02 per share for the same period of fiscal year 2021. For the full year of fiscal year 2022, net income was $3.4 million or $0.31 per share, compared to $4.3 million or $0.39 per share for fiscal year 2021.
“Despite the continued headwinds from the global supply chain challenges during fiscal 2022, we still managed to grow our business, driven by the successful ramp of new programs and our expanding customer base,” said Craig Gates, President and Chief Executive Officer. “During the fourth quarter of fiscal year 2022, we won new programs involving audio products, GPS devices, utility meters, personal safety devices, and innovative internet solutions.”
“Moving into fiscal 2023, the global supply chain and COVID-19 crises continue to present uncertainty and multiple business challenges. At the same time, global logistics problems and heightened assurance of supply concerns continue to drive the favorable trend of contract manufacturing returning to North America.”
“In fiscal 2023, we expect to ramp a number of new programs, including the previously announced program with a leading power equipment company in our Mexico facility during the second quarter. We believe we are well positioned to benefit from the growing demand for North American onshoring and see the potential for significant growth in fiscal 2023 and beyond.”
The financial data presented for the fourth quarter and year end of fiscal year 2022 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their audit.

Business Outlook
For the first quarter of fiscal year 2023, Keytronic expects to report revenue in the range of $125 million to $135 million, and earnings in the range of $0.05 to $0.10 per diluted share. Despite growing customer demand and backlog, the Company expects that the ongoing disruptions from the global supply chain and COVID-19 issues will continue to significantly limit production and adversely impact operating efficiencies, particularly for our China-based facilities. These expected results assume an effective tax rate of 25% in the coming quarter.
Conference Call
Keytronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-323-794-2588 (Access Code: 6758956). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 6758956).
About Keytronic
Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic visit: www.keytronic.com.
Forward-Looking Statements
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2023, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$126,206	$132,629	$531,815	$518,698
Cost of sales	114,446	122,323	488,601	476,659
Gross profit	11,760	10,306	43,214	42,039
Research, development and engineering expenses	2,348	2,498	9,821	9,790
Selling, general and administrative expenses	7,151	6,374	24,598	22,723
Total operating expenses	9,499	8,872	34,419	32,513
Operating income	2,261	1,434	8,795	9,526
Interest expense, net	1,466	1,064	5,104	3,613
Income before income taxes	795	370	3,691	5,913
Income tax (benefit) provision	(173)	195	314	1,572
Net income	$968	$175	$3,377	$4,341
Net income per share — Basic	$0.09	$0.02	$0.31	$0.40
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,760
Net income per share — Diluted	$0.09	$0.02	$0.31	$0.39
Weighted average shares outstanding — Diluted	11,071	11,169	11,063	11,046

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 2, 2022	July 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,707	$3,473
Trade receivables, net of allowance for doubtful accounts of $12 and $275	135,876	110,324
Contract assets	21,974	24,781
Inventories, net	155,741	137,329
Other	24,710	23,345
Total current assets	340,008	299,252
Property, plant and equipment, net	26,012	35,735
Operating lease right-of-use assets, net	16,731	15,745
Other assets:
Deferred income tax asset	10,055	9,656
Other	14,117	1,458
Total other assets	24,172	11,114
Total assets	$406,923	$361,846
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$121,393	$92,823
Accrued compensation and vacation	11,836	11,471
Current portion of debt, net	7,402	2,143
Other	23,036	20,268
Total current liabilities	163,667	126,705
Long-term liabilities:
Term loans	5,716	7,906
Revolving loan	94,577	90,362
Operating lease liabilities	12,023	11,428
Deferred income tax liability	64	—
Other long-term obligations	5,998	1,740
Total long-term liabilities	118,378	111,436
Total liabilities	282,045	238,141
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,474	47,181
Retained earnings	77,829	74,452
Accumulated other comprehensive income (loss)	(425)	2,072
Total shareholders’ equity	124,878	123,705
Total liabilities and shareholders’ equity	$406,923	$361,846
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